UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 19, 2007

Accredited Mortgage Loan REIT Trust

(Exact name of Registrant as specified in its charter)

Maryland	001-32276	35-2231035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15253 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

15090 Avenue of Science, San Diego, CA 92128

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2007, Accredited Home Lenders Holding Co. (the “Company”) announced that it had received a commitment for a $200 million term loan from one or more entities managed by Farallon Capital Management ®, L.L.C. (“Farallon”), as more fully described in a commitment letter between the parties (“Commitment Letter”). The proceeds of the loan will be available for general working capital, the funding of mortgage loans and other corporate needs. The loan will have a five-year term, an interest rate of 13% per year, and will be able to be repaid by the Company at any time over the life of the loan, subject to certain conditions and prepayment fees. The loan will be a secured obligation of the Company and its subsidiaries, including Accredited Mortgage Loan REIT Trust. In connection with the term loan, the Company will issue Farallon approximately 3.3 million warrants in a private placement, with an exercise price equal to $10 per share. The warrants will expire ten years from their issuance date. Farallon will also receive certain preemptive rights to purchase additional equity securities of the Company and certain registration rights with respect to its equity securities in the Company. The closing of the proposed transaction is subject to completion of definitive documentation, receipt of required third party and governmental consents and licenses, and certain other conditions. The full text of the Commitment Letter is attached hereto as Exhibit 10.1 and the above summary is qualified in its entirety by such text. Exhibit 10.1 is hereby incorporated into this item 1.01 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01—Financial Statements and Exhibits:

(d)	Exhibits:

10.1	Commitment Letter Agreement between Farallon Capital Management L.L.C., Accredited Home Lenders, Inc. and Accredited Mortgage Loan REIT Trust, dated as of March 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Mortgage Loan REIT Trust
Date: March 20, 2007

	By:	/s/ James A. Konrath
James A. Konrath Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Commitment Letter Agreement between Farallon Capital Management L.L.C., Accredited Home Lenders, Inc. and Accredited Mortgage Loan REIT Trust, dated as of March 19, 2007.